Exhibit 4.3

[FORM OF NOTICE TO STOCKHOLDERS]

PRO-PHARMACEUTICALS, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to [            ] Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[    ] per Two Shares

Enclosed for your consideration is a prospectus, dated February [    ], 2009 (the “Prospectus”), relating to the offering by Pro-Pharmaceuticals, Inc. (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on February [    ], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of the Company’s Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on February [    ], 2009 and ends at 5:00 p.m., New York City time, on March [    ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “PRWP.OB”. The Rights will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board. The Rights may not be sold, transferred or assigned, unless otherwise required by applicable law.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase two shares of Common Stock at the subscription price of $[    ] per two shares (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Common Stock are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock available, the remaining shares of Common Stock will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for two whole shares of Common Stock; no fractional shares of Common Stock will be issued in the Rights Offering.

The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated February [ ], 2009;

2.	Subscription Certificate; and

3.	A return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each two whole shares of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.